EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-292601) on Form S-8 and registration statement (No. 333-292603) on Form S-3 of our reports dated February 26, 2026, with respect to the consolidated financial statements of Permian Resources Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 26, 2026